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                                            EXHIBIT 11
                     CALCULATIONS OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE AND EARNINGS PER COMMON SHARE ASSUMING FULL DILUTION
                              (in thousands, except per share amounts)

                                                    Year Ended September 30,
                                     1994                       1993                 1992
                                        Common and             Common and           Common and
                                common     Fully       common    Fully      common    Fully
                              equivalent  diluted    equivalent diluted   equivalent diluted
Net income available
to common stockholders. . . . $  12,797   $  12,797  $  16,433  $  16,433 $  24,763  $  24,763
                              =========   =========  =========  ========= =========  =========

Weighted average number of
shares outstanding  . . . . .    43,570      43,570     40,199     40,199    39,217     39,217

Adjustments:

Assumed issuances under
acquisition contingencies           309         309         --         --        --         --

Assumed issuances under stock
option and stock purchase
plans . . . . . . . . . . . .     1,151       1,232      1,389      1,485     1,986      1,986

Assumed exercise of warrants      1,661       1,780      1,162      1,280       510      1,568
                                 46,691      46,891     42,750     42,964    41,713     42,771
                              =========   =========  =========  ========= =========  =========

Earnings per common share . . $     .27   $     .27  $     .39  $     .39 $     .59  $     .58
                              =========   =========  =========  ========= =========  =========
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